Exhibit 99.1

NEWS RELEASE
For more information, contact: Lisa F. Campbell, Senior Vice President and CFO lisac@newcenturybanknc.com 910-892-7080	May 13, 2005

NEW CENTURY BANCORP REPORTS

FIRST QUARTER 2005 EARNINGS

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended March 31, 2005 of $805,000 compared to $84,000 for the same period in 2004. The increase in earnings is attributed to the rapid growth of New Century Bank of Fayetteville and New Century Bank’s office in Goldsboro, NC; both offices officially opened early in first quarter 2004. In addition, first quarter 2004 earnings reflected a larger provision for loan losses than in 2005, due to exceptional loan growth during that period. Basic and diluted earnings per share for first quarter 2005 were $0.29 and $0.27, respectively. For 2004, basic and diluted earnings per share were both $0.03.

As of March 31, 2005, the Company reported total assets of $357.6 million compared to $235.2 million at March 31, 2004, an increase of 52%. Total deposits were $295.7 million and total loans were $287.9 million at the end of first quarter 2005, compared to total deposits of $195.7 million and total loans of $190.6 million as of the end of first quarter 2004, increases of 51% and 51%, respectively.

“New Century Bancorp is off to a great start in 2005,” said John Q. Shaw, president and CEO for the Company. “We are pleased with these results. Loan growth has been steady and these earnings assets have boosted net interest income, which is the largest factor in our net income results. Noninterest income has continued at the same level as in 2004, a year in which we experienced positive growth in this area, while noninterest expenses have increased due to our investment in people and in the infrastructure of our Company through our bank offices.”

New Century Bank has offices in Dunn, NC, Clinton, NC, and Goldsboro, NC and New Century Bank of Fayetteville serves Fayetteville through a new headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

###

Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended March 31, 2005 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended March 31,
	2005	2004
Operating Data:
Total interest income	$5,127	$2,898
Total interest expense	1,901	914

Net interest income	3,226	1,984
Provision for loan losses	500	603

Net interest income after provision	2,726	1,381
Noninterest income	556	348
Noninterest expense	2,062	1,607

Income before income taxes	1,220	122
Provision for income taxes	415	38

Net income	$805	$84

Per Share Data (1):
Earnings per share - basic	$0.29	$0.03
Earnings per share - diluted	0.27	0.03
Market price
High	24.00	18.18
Low	19.00	13.77
Close	24.00	18.18
Book value	10.69	9.80

Weighted average shares outstanding
Basic	2,811,477	2,795,334
Diluted	2,981,144	2,898,394

Selected Quarter-End Balance Sheet Data:
Loans	$287,981	$190,603
Allowance for loan losses	4,083	2,954
Other earning assets	54,885	34,785
Total assets	357,600	235,239
Deposits	295,716	195,666
Borrowings	18,450	11,772
Shareholders’ equity	30,067	27,399

Selected YTD Average Balances:
Total assets	$339,386	$209,076
Loans, net of allowance	271,619	166,038
Total interest-earning assets	321,899	197,537
Deposits	278,041	169,391
Total interest-bearing liabilities	271,509	155,873
Shareholders’ Equity	30,374	27,549

Selected Performance Ratios:
Return on average assets	0.96%	0.16%
Return on average equity	10.75%	1.23%
Noninterest expense to average assets	2.46%	3.09%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.14%	0.16%
Allowance for loan losses to period-end loans	1.42%	1.55%
Net loan charge-offs to average loans	0.00%	0.02%

Other Data:
Number of banking offices	4	4
Number of full time equivalent employees	74	61

(1)	2004 share and per share data restated to reflect the Company’s 11-for-10 stock split in the form of a 10% stock dividend that was declared in June 2004.